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Exhibit 5.1 - Opinion of Cassels Brock & Blackwell LLP


                          CASSELS BROCK & BLACKWELL LLP
                            Scotia Plaza, Suite 2100
                               40 King Street West
                             Toronto, Canada M5H 3C2
                                  416-869-5300

                                October 11, 2000


International Uranium Corporation
1050 Seventeen Street, Suite 950
Denver, Colorado 80265

         Re:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by International Uranium Corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 6,700,000 shares of the Company's common stock, no par value ("Common Stock"), issuable under the Company's Stock Option Plan.

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         Based on the foregoing, it is our opinion that the 6,700,000 shares of Common Stock to be issued under the Plan against full payment in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   CASSELS BROCK & BLACKWELL